EXHIBIT 99.1

News Release                                                              [LOGO]
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                                For investor and media inquiries please contact:
                                                               Steve E. Kunszabo
                                                    Director, Investor Relations
                                                                    732-556-2220



FOR RELEASE TUESDAY, DECEMBER 28, 2004
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    Centennial Communications Completes Sale of Puerto Rico Cable Television
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        Properties for $155 Million; Company Announces Redemption of $115
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                      Million of its 10-3/4 Percent Senior
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                           Subordinated Notes Due 2008
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WALL, N.J. -- Centennial  Communications  Corp.  (NASDAQ:  CYCL) today announced that it completed the sale of its wholly owned subsidiary, Centennial Puerto Rico Cable TV Corp. ("Centennial Cable TV") to an affiliate of Hicks, Muse, Tate & Furst Incorporated for approximately $155 million in cash.

As of November 30, 2004 Centennial Cable TV operated a digital cable television system that served approximately 74,000 subscribers and passed over 300,000 contiguous homes in southern and western Puerto Rico. The net proceeds of approximately $155 million from this transaction will be used to fund capital requirements, including the build out of the Company's recently purchased spectrum in its contiguous Midwest markets. Waller Capital Corporation represented Centennial Communications in the transaction.

Centennial Communications also announced that it will redeem $115 million aggregate principal amount of its $300 million outstanding 10-3/4 percent senior subordinated notes due December 15, 2008. The redemption will occur on or about January 27, 2005 at a redemption price of 103.583 percent.

"We remain committed to balancing growth and debt reduction to deliver shareholder value and have taken a very positive step by monetizing our cable television business to accelerate the deleveraging of the Company," said Michael
J. Small, Chief Executive Officer.


ABOUT CENTENNIAL
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Centennial  Communications  (NASDAQ:CYCL),  based  in  Wall,  NJ,  is a  leading provider of regional wireless and integrated communications services in the United States and the Caribbean with over 1 million wireless subscribers. The U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states. Centennial's Caribbean business owns and operates wireless networks in Puerto Rico, the Dominican Republic and the U.S. Virgin Islands and provides facilities-based integrated voice, data, video and Internet solutions. Welsh, Carson Anderson & Stowe and an affiliate of the Blackstone Group are controlling shareholders of Centennial. For more information regarding
Centennial,   please  visit  our  websites   http://www.centennialwireless.com/,
http://www.centennialpr.com/ and http://www.centennialrd.com/

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